Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") dated as of February 13, 2012 among Hampton Roads Bankshares, Inc., a Virginia corporation having its principal place of business at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 ("HRB"), Bank of Hampton Roads, Inc., a banking association organized under the laws of the Commonwealth of Virginia, having its principal place of business at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 ("BHR", and, together with HRB, the "Employers") and Douglas J. Glenn (the "Executive"), an individual who currently serves as the Executive Vice President and Interim President and Chief Executive Officer of HRB and as the Executive Vice President, General Counsel and Interim President and Chief Executive Officer of BHR.  BHR is a wholly owned subsidiary of HRB.  This Agreement amends and restates the Employment Agreement among the Employers and the Executive dated as of November 1, 2007 and as thereafter amended on May 27, 2008 and as further amended on December 31, 2008 and September 24, 2010 (the "Prior Agreement").

WITNESSETH:

WHEREAS, the Employers recognize the Executive's leadership and contributions to the well-being of the Employers and desire to amend certain provisions of the Executive's Prior Agreement and to restate the Prior Agreement as so amended effective as of the date of this Agreement (the "Effective Date") to provide for the employment of the Executive as the President and Chief Executive Officer of HRB and as the President and Chief Executive Officer of BHR (the "Position").  The Executive agrees to commence employment in the Position on the Effective Date, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to terminate all of the Executive's rights, benefits and interests under the Prior Agreement and to commence serving in the  Position upon the Effective Date under the terms and conditions set forth in this Agreement;

WHEREAS, the Executive and the Employers are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the commencement of the Executive's employment by the Employers in the Position on and after the Effective Date, with the express understanding and agreement of the Executive that, except as set forth herein, on and after the Effective Date, all currently effective employment agreements, severance agreements, change of control agreements and salary continuation agreements between or among HRB, BHR and the Executive shall automatically terminate and be of no further force or effect without any further action by or on behalf of the Executive, HRB or BHR as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employers and the Executive, intending to be legally bound hereby, mutually agree as follows:

1.           Employment.

          (a)            Effective as of the Effective Date, the Employers shall employ the Executive on and at-will basis and the Executive agrees to serve in the Position in accordance with the terms and conditions set forth in this Agreement.  The Employers shall be jointly and severally liable to the Executive with respect to (i) all liabilities of HRB to the Executive under this Agreement and (ii) all liabilities of BHR to the Executive under this Agreement; provided, however, that BHR shall not be responsible for any liability of HRB to the Executive to the extent that HRB has discharged such liability, and HRB shall not be responsible for any liability of BHR to the Executive to the extent that the BHR has discharged such liability.

(b)            Executive’s employment with the Employers is of indefinite duration.  The parties understand and agree that Executive’s employment with the Employers is at will, and, thus, that either Executive or the Employers may terminate the employment relationship at any time, for any reason or no reason, provided that the terminating party must give the other party 90 days’ prior notice of such termination.  Executive understands and agrees that no employee or agent of the Employers is authorized to enter into any employment relationship with Executive other than at will, and that no agreement for employment of Executive by the Employers other than for employment at will shall be valid.

          (c)           Upon termination of this Agreement and/or Executive’s employment hereunder, the sole obligations of the Employers shall be (i) to pay the Executive’s Base Salary, as defined in this Agreement, accrued through the effective date of the termination of the Executive’s employment under this Agreement, (ii) to pay any amount payable to Executive pursuant to the terms of the SERP as amended by paragraph 3(c) of this Agreement, (iii) to make any payments or perform any obligations to which Executive is entitled pursuant to any Other Benefits, as defined in this Agreement and (iv) to pay any amount payable to Executive pursuant to the terms of any stock or other equity award received by Executive.

          (d)           The Executive is currently serving as a director of HRB, Shore Bank, and BHR.  HRB shall nominate the Executive for election as  a director of HRB as such nominations are necessary so that the Executive will, if elected by the stockholders of HRB, serve as a director of HRB, Shore Bank, and BHR throughout the term of his employment.  HRB agrees to cause the election of the Executive as a director of BHR and Shore Bank throughout the term of his employment.  The Executive hereby consents to serve as a director.

2.           Duties of the Executive.

(a)           Subject to the ultimate control and discretion of the Employers’ boards of directors (the “Boards”), the Executive shall serve in the Position and perform all duties and services commensurate with the Position.  Throughout the term of his employment, the Executive shall perform all duties reasonably assigned or delegated to the Executive under the By-laws of the Employers or from time to time by the Boards consistent with the Position.  Except for travel normally incidental and reasonably necessary to the business of the Employers and the duties of the Executive under this Agreement, the duties of the Executive shall be performed in the greater Norfolk, Virginia area.

(b)            The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties under this Agreement and, while employed hereunder, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive's personal time or attention, unless the Boards grant their prior permission to the Executive.  The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest, or the Executive's engaging, but not to exceed an average of five hours per week, in, any business that does not compete with the business of the Employers or the Executive's involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of the Executive's duties under this Agreement and that a material portion of the time devoted by the Executive to charitable or community activities are devoted to charitable or community activities within the greater Norfolk, Virginia area and further provided that such conduct complies in all material respects with applicable policies of the Employers.

(c)            The Executive shall be entitled to vacation during each calendar year in accordance with the vacation policy of the Employers for senior executive officers, to be taken at such time or times as the Executive and the Employers shall mutually determine.  Earned but unused paid time off shall be accrued in accordance with the Employers' vacation policy.

3.           Compensation.  For all services to be rendered by the Executive under this Agreement, the Employers and the Executive agree as follows:

(a)            Base Salary.  The Employers shall pay the Executive a base salary (the "Base Salary"), at an annual rate of $550,000, plus such other compensation as the Employers may, from time to time, determine in their sole discretion.  At the end of each fiscal year of the Employers, the Employers shall review the amount of the Executive's Base Salary, and shall increase such Base Salary for the following year to such amount as the Boards may determine in their discretion.  Such Base Salary and other compensation shall be payable in accordance with the Employers' normal payroll practices as in effect from time to time.

(b)            Stock Awards.  On September 1 of each year while employed hereunder, Executive shall automatically receive annual restricted stock grants for shares of the HRB’s Common Stock equal to 50% of his average Base Salary in the year of the grant; provided, however, that Executive may not receive grants in any calendar year in excess of applicable limits in HRB’s 2011 Omnibus Incentive Plan then in effect as of the date of the grant.  Each such annual award of restricted shares shall vest upon the later of: (i) two years from the date of the grant, (ii) the date the Employer is no longer subject to the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic and Stabilization Act of 2008, as amended (“EESA”) or (iii) the date the Employer is no longer subject to the Written Agreement by and among BHR, HRB, the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions.  In addition, any shares that become vested shall not be transferable except as permitted by EESA and the regulations thereunder.

(c)            Supplemental Retirement Agreement.  Notwithstanding any other provision of this Agreement, the Supplemental Retirement Agreement, dated May 27, 2008 and amended on December 31, 2008 and September 24, 2010, by and between BHR and Executive (the “SERP”), is hereby amended to provide that the maximum aggregate amount the Executive shall be entitled to receive under the SERP is the lesser of (i) $600,000 or (ii) the amount he is otherwise entitled to under the SERP without regard to this amendment.

(d)            Other Benefits.  Subject to any applicable eligibility requirements, from and after the Effective Date and throughout Executive’s employment hereunder, except as otherwise expressly provided in the Agreement, the Executive shall be entitled to the following additional benefits (the "Other Benefits"):

(i)           the use of an automobile either owned or leased by one of the Employers of a make and model appropriate to the Executive's status.  The Employers shall pay all insurance premiums, taxes and other expenses related to the automobile;

(ii)           the Employers shall pay the dues to (A) an area social club; (B) an area country club and (C) an area civic club and shall designate the Executive as the authorized user of such memberships; and

(iii)           continued participation in all cash and non-cash employee benefit plans maintained by the Employers for senior executive officers, directors or employees generally in which Executive participates on the Effective Date or hereinafter, including but not limited to (A) a 401(k) retirement program, (B) long-term disability, (C) extended medical leave, (D) paid-time off and (E) health insurance, dental insurance and life insurance coverage as are provided to the class of employees that includes the Executive.

(e)            Compliance.  Any obligation of the Employers to make any payments to the Executive pursuant to this Agreement or otherwise shall be subject to and conditioned upon their compliance with (i) 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, "Golden Parachute and Indemnification Payments" and (ii) Section  111(b) of EESA and 31 C.F.R. Part 30, “TARP Standards for Compensation and Corporate Governance.”

4.            Expenses.  The Employers shall promptly reimburse the Executive for (a) all reasonable expenses the Executive pays or incurs in connection with the performance of the Executive's duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation for such expenses and (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, the Executive pays or incurs during his employment hereunder.

    5.           Indemnification.  Notwithstanding anything in the Employers' articles of incorporation or By-laws to the contrary, the Executive shall at all times during the Executive's employment by the Employers, and after such employment, be indemnified by the Employers to the fullest extent applicable law permits for any matter in any way relating to the Executive's affiliation with the Employers; provided, however, that if the Employers shall have terminated the Executive's employment for Cause, then the Employers shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which the Executive's employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive's duties under this Agreement.  For this purpose, termination for "Cause" shall include termination because of the Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation other than traffic violations or similar offenses or final cease-and-desist order or material breach of any provision of this Agreement.  Cause shall also include termination because of (A) misappropriation or other intentional material damage to the property or business of the Employers by the Executive, (B) the Executive's repeated absences other than for vacation or physical or mental impairment or illness, (C) the Executive's admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Boards, adversely affects the Employers' reputation or the Executive's ability to carry out the Executive's obligations under this Agreement or (D) the Executive's non-compliance with the provisions of paragraph 2(b) of this Agreement after notice of such non-compliance from the Employers to the Executive and a reasonable opportunity for the Executive to cure such non-compliance.  Notwithstanding the foregoing, the Employers may not terminate the Executive's employment under this Agreement for Cause unless the Employers provide the Executive with (A) written notice in accordance with the By-laws of the Employers of a special meeting of the Boards to consider the termination of the Executive's employment under this Agreement for Cause and (B) the opportunity for the Executive to address such special meeting.

6.           Confidential Information.  The Executive understands that in the course of the Executive's employment by the Employers the Executive will receive confidential information concerning the business of the Employers and that the Employers desire to protect the confidentiality of such information.  The Executive agrees that the Executive will not at any time during or after the period of the Executive's employment by the Employers reveal to anyone outside the Employers, or use for the Executive's own benefit, any such information that has been designated as confidential by the Employers or that the Executive understood to be confidential without prior specific written authorization by the Employers.  Upon termination of this Agreement, and upon the request of the Employers, the Executive shall promptly deliver to the Employers any and all written materials, records and documents, including all copies of this Agreement, made by the Executive or coming into the Executive's possession during his employment hereunder and that the Executive retained containing or concerning confidential information of the Employers and all other written materials furnished to and retained by the Executive by the Employers for the Executive's use during his employment, excluding all copies of this Agreement, whether of a confidential nature or otherwise.

7.           Representation and Warranty of the Executive.  The Executive represents and warrants to the Employers that the Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive from entering into the employ of the Employers in the Position under this Agreement or prevent the Executive from performing the terms of this Agreement.  The Executive agrees that upon the Effective Date the Prior Agreement shall terminate and that after the Effective Date the Executive shall not have any further rights under the Prior Agreement.

8.           Entire Agreement; Amendment.  This Agreement contains the entire agreement between the Employers and the Executive with respect to the subject matter of this Agreement, and this Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Employers and the Executive.

9.           Assignability.  The services of the Executive under this Agreement are personal in nature, and the Employers may not assign this Agreement nor the rights or obligations of the Employers under this Agreement, whether by operation of law or otherwise, without the Executive's prior written consent.  This Agreement shall be binding upon, and inure to the benefit of, the Employers and their permitted successors and assigns under this Agreement.  The Executive may not assign this Agreement, but the Executive's benefits under this Agreement shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives to the extent this Agreement expressly provides.

10.           Notice.  Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to any party to this Agreement at its respective address stated above, or at such other address as any party may by similar notice designate.

11.           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of paragraph 6 of this Agreement and to enforce specifically the terms and provisions of paragraph 6 of this Agreement, and that such injunctive relief shall be in addition to any other remedy to which any party is entitled at law or in equity.

12.           No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Employers and the Executive and the heirs, executors, administrators and personal representatives of the Executive any rights or remedies of any nature under or by reason of this Agreement.

13.           Successor Liability.  The Employers shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.

14.           Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employers shall not be required to provide the Executive and the Executive's eligible dependents with medical insurance coverage as long as the Executive and the Executive's eligible dependents are receiving comparable medical insurance coverage from another employer.

15.           Waiver of Breach.  The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

16.           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 16 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive's estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

17.           Severability.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

18.           Survival of Benefits.  Any provision of this Agreement that provides a benefit to the Executive and that by the express terms of this Agreement does not terminate upon the expiration of his employment hereunder shall survive the expiration the term of his employment and shall remain binding upon the Employers until such time as such benefits are paid in full to the Executive or the Executive's estate.

19.           Construction.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, to the extent not inconsistent with federal law, without giving effect to principles of conflict of laws.  All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, each of the Employers and the Executive have executed this Agreement as of the date first written above.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Henry P. Custis, Jr.
Henry P. Custis, Jr.
Chairman

THE BANK OF HAMPTON ROADS

By:	/s/ Herman A. Hall, III
Herman A. Hall, III
Chairman

/s/ Douglas J. Glenn
Douglas J. Glenn